Exhibit 35.1

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1123 – Servicer Compliance Statement Transactions Listed With SEC

I, Anthony Renzi, Senior Vice President of CitiMortgage, Inc., certify that:

(a) A review of CitiMortgage, Inc. (the “Servicer”) activities during the 12 month period ending December 31, 2013 (“Reporting Period”) and of its performance under the applicable servicing agreement as identified on Schedule A has been made under my supervision.

(b) To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the applicable servicing agreement in all material respects throughout the Reporting Period.

February 26, 2014

By:	/s/ Anthony Renzi
Name:	Anthony Renzi
Title:	Senior Vice President, CitiMortgage, Inc.
Senior Officer in Charge of Servicing

Schedule A

Transactions Listed with SEC 2013

Deals in full compliance

Investor/Bond Number	Security or Deal	Master Servicer or Trustee or Investor
77056	REDWOOD TRUST-WL 44	WELLS FARGO BANK—TRUSTEE
—	SEQUOIA MORTGAGE TRUST 2013-8 (SEMT 2013-8)	CITIMORTGAGE, INC. MASTER SERVICING